Exhibit 1

Account Application, Client Agreement and Substitute Form W-9 Request for Taxpayer Identification Number
Account Number
	Branch	Account	T	C	FA

Personal Information

Account Owner	Account Owner

Name	Name

SS# or Tax ID	Date of Birth	SS# or Tax ID	Date of Birth
Country of Citizenship is	Country of Citizenship is

Citizenship: ☐ U.S. ☐ U.S. Permanent Resident Alien	Citizenship: ☐ U.S. ☐ U.S. Permanent Resident Alien

Daytime Phone	Evening Phone	Daytime Phone	Evening Phone

Fax	Fax

Email	Email

Account Owner’s Mother’s Maiden Name:	Account Owner’s Mother’s Maiden Name:

Security Question: Account Owner’s City of Birth:	Security Question: Account Owner’s City of Birth:

Mailing Address for this account	Permanent Legal Address for this account (if different than Mailing Address)

Street Address	Street Address

City	State	Zip	City	State	Zip

This account is for (check appropriate box): ☐ Individual /Joint ☐ Sole Proprietor	☐ Corporation ☐ Partnership ☐ Other (Specify):

Additional Account Owner(s)

Name	Name

SS# or Tax ID	Date of Birth	SS# or Tax ID	Date of Birth
Country of Citizenship is	Country of Citizenship is

Citizenship: ☐ U.S. ☐ U.S. Permanent Resident Alien	Citizenship: ☐ U.S. ☐ U.S. Permanent Resident Alien

U.S. Federal law requires us to obtain, verify and record information that identifies each person or entity that opens an account. What this means for you is that when you open an account, we will ask for your name, a street address, date of birth, and an identification number, such as a Social Security No. or other identification number, that Federal law requires us to obtain. We may also ask to see a driver’s license, corporate formation document (for corporate entities), or other identifying documents that will allow us to identify you or the corporate entity seeking to open an account. We appreciate your cooperation.

3026-NAS (5/2006)	Smith Barney is a division and service mark of Citigroup Global Markets Inc.

* 3 0 2 6 *

Alternate Mail Instructions

Complete this section if you desire another individual to receive mail on your behalf. The individual you designate MUST qualify as a “special custodian,” which is defined as someone who: is not authorized to withdraw funds or securities from your account, AND; is not authorized to place orders or move assets for you, AND is not affiliated with a broker/dealer or registered investment advisor.

Please direct all communications, including trade confirmations and monthly statements, for my account indicated above, to the special custodian designated below. This instruction will remain in effect until written notice to the contrary is received by you at the branch office servicing my account. (See Paragraph 12 Page 6)

Name

Street Address	City	State	ZIP

Smith Barney AccessSM smithbarney.com

Using Smith Barney Access, our free internet-based service, you may view your investment portfolio, account activity, research and news headlines, pay bills online, transfer funds electronically (AFTsm), receive electronic delivery of your statements, trade confirmations and other documents, customize your homepage, send secure e-mail to your Smith Barney Financial Advisor, and download information to your computer.

To enroll in Access, go to www.smithbarney.com. The account owner’s mother’s maiden name is required for online enrollment. If you have not already provided it in the Personal Information section above, please do so. Speak to your Financial Advisor regarding our free Smith Barney Access Internet Bill Pay service.

Sweep Fund

Sweep allows your idle cash to be invested automatically. Choose where you would like your cash to be invested. Please check one. The FMA account has a daily sweep.	☐	Bank Deposit ProgramSM – FDIC-insured deposits in affiliated Citigroup banks (note: not available for managed accounts or business accounts)
	☐	Tax-free money market fund

Borrowing Privileges

Portfolio CreditLine® (margin) allows you to borrow against the value of eligible securities in your account for almost any investment, personal or business purpose. Eligible accounts will have Portfolio CreditLine borrowing privileges unless you decline below. See accompanying literature for an explanation of Portfolio CreditLine borrowing.

☐ I/We do not want Portfolio CreditLine borrowing privileges in my/our account.

Dividend Reinvestment

☐  Reinvest dividends into additional shares automatically (fees may apply). Speak to your Financial Advisor to select which dividends to reinvest.

FMA®/FMA PLUSSM Account

The FMA/FMA PLUS Account gives you convenient access to the funds in your account and simplifies your daily financial management needs. By selecting any of the FMA features, you will be set up automatically with an FMA account. An annual account fee may apply for an FMA/FMA PLUS account.

Indicate your choice of account type:	☐	Financial Management AccountSM (FMA®)

Note: Business Accounts will be automatically established as a Business FMA.	☐	FMA PLUS (Unlimited free ATM withdrawals with the FMA Card, two complimentary IRAs linked to your account, all stop payment fees waived and unlimited free check copies.)

Check Writing – Check writing privileges pro- vide you with convenient access to your money. Choose your check imprint and style preference.	Check Imprint:	Check Style Preference:	☐ Executive (additional charge)
	☐ Name and Address	☐ Wallet Size	☐ Corporate (additional charge)
	☐ Name only; no address	☐ Wallet Size with Duplicate (Additional Charge)

Multiple owner accounts—please tell us if one or two signatures are required to authorize checks: ☐ One signature required ☐ Two signatures required

FMA Card – The FMA Card is a Gold MasterCard® that gives you easy access to the available funds in your FMA account at ATM machines worldwide and allows you purchasing power wherever MasterCard is accepted. You can also use the FMA Card to deposit into and withdraw from your FMA account at Citibank Financial Centers in the U.S. and Puerto Rico. No annual card fee applies. ATM fees waived at Citibank and MoneyPass locations. Some account types may not be eligible for the FMA Card.

How should the account	(maximum number of characters is 24)	SS#	Mother’s	Access Level*
owner’s name appear?			Maiden Name	☐ Full	☐ Limited

How should the account	(maximum number of characters is 24)	SS#	Mother’s	Access Level*
owner’s name appear?			Maiden Name	☐ Full	☐ Limited

*A card holder designated as having Full Access will have the ability to withdraw funds directly from the related FMA account at a Citibank Teller in the U.S. and Puerto Rico, in an amount up to the total funds available in such FMA account. Total funds available include cash, savings deposits linked through your BDP, money fund balances and available margin loan value, minus uncleared funds and pending FMA Card transactions.

*A card holder designated as having Limited Access will have the ability to withdraw funds at a teller through a cash advance on the related FMA Card up to the lesser of 1) total cash available in the related FMA account or 2) the daily spending withdrawal limit set by Smith Barney.

If you do not select an Access Level, the card holder will be designated Full Access.

Travel & Rewards	☐	Yes, sign my FMA Card(s) up for the Travel & Rewards program so I can begin earning points with my first eligible purchases. A $50 annual membership fee may apply.

Automatic Funds TransferSM – Transfer money by phone or online between your FMA and another U.S. financial institution, or to another Smith Barney account that has been linked to your FMA account for statement reporting purposes.

Attach a voided check or a letter from your financial institution confirming the account number, title, account type (checking or savings) and the routing number (not required for transfers to Smith Barney accounts). Your account must have the name of at least one FMA account owner in the title. Speak to your Financial Advisor for trust and estate ownership requirements.

Financial Institution			Account Number

Type of Account	☐ Checking	☐ Savings	Select your 4-Digit Telephone Authorization Code (numbers only)

Automatic Funds Transfers can be made online through our free internet service. Smith Barney Access, with an enabled Electronic ID. Contact your Financial Advisor to obtain an Electronic Client ID or to enable an existing one.

Optional – Complete only if you wish to establish monthly or biweekly recurring transfers.

I would like to establish a recurring transfer in the amount of ($100 minimum): $		☐ INTO my FMA account ☐ FROM my FMA account

Frequency:
Monthly, on the	day of each month (specify the 1st through 28th) OR Biweekly on	☐ Mon ☐ Tue ☐ Wed ☐ Thu ☐ Fri

Complete this section only if your account title at another U.S. financial institution includes someone who is not a co-owner of your FMA account.

I authorize Smith Barney (“SB”) to initiate transfers and make adjustments for entries made in error to or from my account indicated above, in accordance with the terms of the FMA Agreement, which I have read and agree to. This authorization is to remain in full force and effect until SB has received notification from me of its termination.

Account Title

	Signature of non-FMA owner(s)	Date

Name Disclosure

The issuers of securities we hold for you in street name may request your name, address and securities position. This information will not be released if you check this box: ☐

Bank issued certificates of deposit purchased through Smith Barney and the Smith Barney Bank Deposit Program are insured by the FDIC (see disclosure documents for details). All other investment or insurance products sold through Smith Barney:

• are not insured by the FDIC;

• are not a deposit or other obligation of a depository institution and are not guaranteed by a depository institution;

• are subject to investment risks, including the possible loss of the principal amount invested.

In consideration of Citigroup Global Markets Inc. (“you”) accepting an account for me/us, I/we (“I”) acknowledge that I have read, understand and agree to the terms of the attached Client Agreement in sections 1 through 12. If this is a multiple party account, I further acknowledge that I have read, understand and agree to the terms of the attached Client Agreement contained in sections 13 through 15. If I have requested Smith Barney Access, I have read, understand, and agree to the terms of the Smith Barney

Access Agreement. If I have requested any of the services referenced in the FMA sections above, I agree to the terms of the FMA Agreement that has been provided to me and understand that both an account minimum balance and annual fee apply. I authorize you to establish checking privileges, Online Services and the Automatic Funds Transfer service, and to have the FMA Card(s) issued as instructed (including the designated Access Levels) on this Account Application, and I affirm that I have the authority to open this account. I authorize you and the FMA Card Issuer to have FMA Card(s) issued as indicated (including the designated Access Levels). I understand that this account is governed by the FMA Agreement, the Client Agreement, the Online Services Agreement, my agreement with the FMA Card issuer, the Bank Deposit Program Disclosure Document, and/or other agreements I may have with you or other providers of services related to the FMA account. I have read all those documents and agree to their terms.

If this account is established with Portfolio CreditLine (margin) privileges, I further acknowledge that I have read, understand and agree to the terms of the attached Client Agreement contained in sections 16 through 18 and that my/our securities may be loaned to you or loaned out to others.

Tax Certification: Under penalties of perjury I certify that:

1.)   the number I have provided above is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me), and

2.)   I am not subject to backup withholding because: a.) I am exempt from backup withholding, or b.) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest and dividends, or c.) the IRS has notified me that I am no longer subject to backup withholding.

3.)   I am a U.S. person (including a U.S. resident alien)
Certification Instructions: You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

Smith Barney requires your consent to the applicable provisions of this Agreement in order to open and maintain your account.

All account owners must sign. If FMA Checking is requested, please sign as you will normally sign your checks.

I acknowledge that I have received a copy of the Client Agreement which contains a pre-dispute arbitration clause on page 6 of 7, section 6.	The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Account Owner	Date
Signature

Account Owner	Date
Signature

Additional Account	Date
Owner Signature

Additional Account	Date
Owner Signature

CLIENT AGREEMENT

In consideration of your opening one or more accounts for me (“we”, “us” and “our” are each substituted for “I”, “me” and “my”, respectively, in the case of multiple account holders, corporations and other entities), and your agreeing to act as broker/ dealer for me for the extension of credit and in the purchase or sale of securities, commodities, options and other property, it is agreed in respect to any and all accounts, whether upon margin or otherwise, which I now have or may at any future time have with Citigroup Global Markets Inc. or its direct or indirect subsidiaries and affiliates or their successors or assigns (hereinafter referred to as “you”, “your”, “SB” or “Smith Barney”), that:

1.     All transactions entered into under this Agreement shall be subject to any applicable constitution, rules, regulations, customs and usages of the exchange or market and its clearinghouse, if any, where such transactions are executed by SB or its agents and to all applicable laws, rules and regulations of governmental authorities and self-regulatory agencies. Such reference to the “constitution, rules, regulations, customs and usages of the exchange” shall in no way be construed to create a cause of action arising from any violation of such constitution, rules, regulations, customs and usages. If any provision is enacted that would be inconsistent with any of the provisions of this Agreement, the provision so affected shall be deemed modified or superseded by the enactment, but the remaining provisions of this Agreement shall remain in effect. Except as herein provided, no provision of this Agreement may be waived, altered, modified or amended unless the same is in writing and signed by an authorized official of SB.

2.     I agree that all property which I own or in which I have an ownership interest, whether owned individually, jointly or in the name of another person or entity, which at any time may be in your possession or control for any purpose, including safekeeping, shall be subject to a continuing security interest, lien and right of set-off for the discharge and satisfaction of any debts or obligations however arising that I may owe to SB at any time and for any reason. SB may at its discretion hold such property until my debts or obligations to SB are fully satisfied or SB may apply such property and the proceeds of the liquidation of such property toward the satisfaction of my debts and obligations and I will remain liable to SB for any deficiency. In enforcing your security interest, you shall have the discretion to determine which property is to be sold and the order in which it is to be sold and shall have all the rights and remedies available to a secured party under the New York Uniform Commercial Code. Without your prior written consent, I will not cause or allow any of the collateral held in my account(s), whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages or encumbrances of any nature other than your security interest.

Without limiting the generality of the foregoing, I hereby authorize SB to automatically liquidate any money market fund shares or withdraw any savings deposit balances available in my account(s) from time to time to cover any of my indebtedness or obligations to SB including non-trade related debts. You are further authorized to liquidate any other property held in my account(s) to satisfy any such indebtedness or obligations whenever in your discretion you consider it necessary for your protection. You are hereby authorized without further direction from me to automatically deposit or “sweep” all the free credit balances in my account into one or more FDIC insured depository institutions (“Program Banks”) affiliated with you as more particularly set forth in the disclosure document which I represent that I have read and by which I agree to be bound. I understand that you may amend the list of Program Banks and that I may eliminate any Program Bank from the list at any time. If my free credit balances that are swept into the Program Banks reach the maximum amount that I have authorized you on my behalf to deposit or that may be so deposited under the Bank Deposit Program (“Program”), you are authorized to sweep, without further direction from me, my excess eligible free credit balances into the SB Money Fund portfolio that I have chosen.

I acknowledge (i) that I am responsible to monitor the total amount of deposits I have at each Program Bank in order to determine the extent of Federal Deposit Insurance Corporation insurance coverage available to me, and (ii) that SB is not responsible for any insured or uninsured portion of my deposits at any of the Program Banks.

I understand that I may instruct you not to sweep the free credit balances in any of my accounts into a Program Bank account but instead to sweep such free credit balances into a tax exempt money market fund. If I so instruct you, you are authorized, without further direction from me, to invest any eligible free credit balances in any of my accounts in the tax exempt money market fund you make available and that I have chosen.

“Property” as used anywhere in this Agreement shall include, but not be limited to, investment property, securities and commodities accounts, securities of all kinds, money, savings deposits, certificates of deposit, bankers’ acceptances, commercial paper, options, commodities, and contracts for the future delivery of commodities or relating to commodities or securities, and the distributions, proceeds, products and accessions of any of the above. All property held in a securities account shall be treated as a financial asset under Article 8 of the New York Uniform Commercial Code.

3.     If I instruct you to sell an equity security that you designate as a “long” sale, and you are unable to deliver the security to the purchaser as a result of my failure to provide the security to you, I acknowledge that you are required by law to purchase (i.e., “buy-in”) a security of like kind and quantity from a third party in order to deliver the security to the purchaser. I understand that in these circumstances, you will not borrow the security to make delivery to the purchaser unless: (i) in advance of such sale, you knew, or I informed you, that I owned the security and would deliver it to you prior to the scheduled settlement for the sale, and I failed to make such delivery, or (ii) a securities exchange or securities association permits you to borrow the security. I agree to be responsible for any loss which you may sustain through a buy-in or borrowing and any premiums, interest or other costs which you may be required to pay as a result of such buy-in or borrowing, or the inability to make a buy-in or borrowing.

4.     Communications may be sent to the mailing address on file with you, or at such other address as I may hereafter give in writing, and all communications so sent, whether by mail, telegraph, messenger or otherwise, shall be deemed given to me personally, whether actually received or not. I acknowledge that the rules of the Securities and Exchange Commission require that certain communications be sent to me rather than an agent acting on my behalf. I warrant that the address currently on file with you is an address where I personally receive communications unless it is the address of a qualified custodian as defined by the Securities and Exchange Commission. Transactions entered into for my account(s) shall be confirmed in writing to me where required by applicable law or regulation. In addition, SB shall provide me with periodic statements reflecting activity in such account(s). I agree that transactions reflected on such confirmations and statements shall be conclusively deemed accurate as stated unless I notify SB in writing within three (3) days and ten (10) days of receipt, respectively, that the information contained in such confirmation or statement is inaccurate. Such notice must be sent by me to SB by telegram or letter directed to the attention of the Branch Office Manager of the office servicing the account. Failure to so notify SB shall also preclude me from asserting at any later date that such transaction was unauthorized.

I authorize you at your discretion to obtain reports and to provide information to others concerning my credit standing and my business conduct. You may ask credit reporting agencies for consumer reports of my credit history. Upon my request you will inform me whether you have obtained any such consumer reports and if you have, you will inform me of the name and address of the consumer reporting agency that furnished the reports to you.

5.     I hereby represent that I am of the age of majority. Unless I advise you to the contrary, in writing, and provide you with a letter of approval from my employer, where required, I represent that I am not an employee of any exchange, or of any corporation of which any exchange owns a majority of the capital stock, or of a member of any

KEEP THIS FOR YOUR RECORDS

exchange, or of a member firm or member corporation registered on any exchange, or of any corporation, firm or individual engaged in the business of dealing, either as a broker or as principal, in securities, bills of exchange, acceptances or other forms of commercial paper. I further represent that no one except those signing this agreement has an interest in my account.

If my account has been introduced to you and is carried by you only as a clearing broker, I agree that you are not responsible for the conduct of the introducing broker and your only responsibilities to me relate to the execution, clearing and bookkeeping of transactions in my accounts.

6.     Arbitration

This agreement contains a pre-dispute arbitration clause. By signing an arbitration agreement the parties agree as follows:

•      All parties to this agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

•      Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

•      The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

•      The arbitrators do not have to explain the reason(s) for their award.

•      The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

•      The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

•      The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this agreement.

I agree that all claims or controversies, whether such claims or controversies arose prior, on or subsequent to the date hereof, between me and SB and/or any of its present or former officers, directors, or employees concerning or arising from (i) any account maintained by me with SB individually or jointly with others in any capacity; (ii) any transaction involving SB or any predecessor firms by merger, acquisition or other business combination and me, whether or not such transaction occurred in such account or accounts; or (iii) the construction, performance or breach of this or any other agreement between us, any duty arising from the business of SB or otherwise, shall be determined by arbitration before, and only before, any self-regulatory organization or exchange of which SB is a member. I may elect which of these arbitration forums shall hear the matter by sending a registered letter or telegram addressed to Smith Barney at 77 Water Street, New York, N.Y. 10005, Attn: Law Department. If I fail to make such election before the expiration of five (5) days after receipt of a written request from SB to make such election, SB shall have the right to choose the forum.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) the person is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this agreement except to the extent stated herein.

7.     The provisions of this Agreement shall be continuous, shall cover individually and collectively all accounts which I may open or reopen with SB, and shall inure to the benefit of SB’s present organization, and any successor organization or assigns; and shall be binding upon my heirs, executors, administrators, assigns or successors in interest. Should any term or provision of this Agreement be deemed or held to be invalid or unenforceable, the remaining terms and provisions shall continue in full force and effect. Except for statutes of limitation applicable to claims, this Agreement and all the terms herein shall be governed and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws. The statute of limitations applicable to any claim shall be that which would be applied by the courts of the state in which I reside or if I do not reside in the United States, the statute of limitations shall be that which would be applied by the courts in the state where the SB office servicing my account(s) is located.

8.     I understand that you may in your sole discretion prohibit or restrict trading of securities or substitution of securities in any of my accounts. You have the right to terminate any of my accounts (including multiple owner accounts) at any time by notice to me. The provisions of this agreement shall survive the termination of any account.

9.     Your failure to insist at any time upon strict compliance with any term of this Agreement, or any delay or failure on your part to exercise any power or right given to you in this Agreement, or a continued course of such conduct on your part shall at no time operate as a waiver of such power or right, nor shall any single or partial exercise preclude any other further exercise. All rights and remedies given to you in this Agreement are cumulative and not exclusive of any other rights or remedies which you otherwise have.

10.   I understand that SB shall not be liable for loss caused directly or indirectly by government restrictions, exchange or market rulings, suspension of trading, war, terrorist acts, strikes or other conditions, commonly known as “acts of God,” beyond SB’s control.

11.   From time to time you may at your discretion, make loans to me for a purpose other than purchasing, carrying or trading in securities (“Express Credit Loans”). Express Credit Loans will be made in a good-faith account established pursuant to Federal Reserve Board Regulation T (“Express Credit Account”). The minimum and maximum amount of any particular loan may be established by you in your discretion regardless of the amount of collateral delivered to you and you may change such minimum and maximum amounts from time to time.

I agree not to use the proceeds of any Express Credit Loan to purchase, carry or trade in securities. I also agree not to use Express Credit Loan proceeds directly or indirectly to repay other debt that I incur for the purpose of purchasing, carrying or trading in securities.

12.   If I have designated another individual to receive my communications from you pursuant to the Alternate Mail Instruction on Page 1, I agree that the instruction is applicable to all communications including but not limited to proxies, prospectuses, confirmations and statements of account. In consideration of your accepting and acting upon that instruction, I agree that all such communications shall be deemed for all purposes to have been personally received by me on the date indicated in such communication. I further agree to indemnify and hold harmless you, your officers, directors and employees from any and all liabilities arising from your compliance with these instructions and I hereby specifically waive any claims arising from my election to not promptly review transactions posted to my account.

Additional Terms for Multiple Party Accounts

Paragraphs 13 through 15 apply only to multiple party accounts.

13.   If this is a multiple party account, in consideration of you and your successors carrying a multiple party account on margin or otherwise for the undersigned, each of us agrees to be jointly and severally liable for said account and to pay on demand any debit balance or losses at any time due in this account. Any of us has full power and authority to make purchases and sales, including short sales, to withdraw monies and securities from, or to do anything else with reference to our account, either individually or in our joint names, and you and your successors are authorized and directed to act upon instructions received from any of us and to accept payment and securities from any of us for the credit of this account. Notwithstanding the ability of each of us to control the account individually, we understand and agree that you may, at your sole option, require written instructions signed by all account owners when payments or transfers are requested. Any and all notices, communications, or any demands for margin sent to any of us shall be binding upon all, and may be given by mail or other means of communication. We hereby declare this account to be a joint tenancy with rights of survivorship unless we instruct you to establish another form of multiple ownership by executing a tenancy in common agreement, community property agreement, partnership agreement or other applicable agreement evidencing the desired form of ownership.

14.   Each of us agrees to hold SB harmless from and indemnify SB against any losses, causes of action, damages and expenses arising from or as the result of SB following the instructions of either or any of us. SB, in its sole discretion, may at any time suspend all activity in the multiple party account pending instructions from a court of competent jurisdiction or require that instructions pertaining to the multiple party account or the property therein be in writing signed by both or all of us. SB shall be entitled to recover from the account or from any of us prior to distribution of the funds or property therein such costs as it may incur, including reasonable attorney’s fees, as the result of any dispute between or among us relating to or arising from the account.

15.   Each of us agrees that, in the event of the death of either or any of us, the survivor or survivors shall immediately give you written notice thereof, and you may, before or after receiving such notice, take such actions, require such papers, inheritance or estate tax waivers, retain such portion of the account and restrict transactions in the account as you may deem advisable to protect you against any tax, liability, penalty or loss under any present or future laws or otherwise. The estate of either or any of us who shall have died shall be liable and each survivor shall continue liable, jointly and severally, to you for any net debit balance or loss in said account in any way resulting from the completion of transactions initiated prior to the receipt by you of the written notice of the death of the decedent, or incurred in the liquidation of the account or the adjustment of the interests of the respective parties.

If this account contains rights of survivorship, in the event of the death of either or any of us, all assets in the account shall pass to and be vested in the survivor or survivors on the same terms and conditions as previously held, without in any manner releasing the decedent’s estate from the liabilities provided for herein. The estate of the decedent(s) and the survivors hereby jointly and severally agree to fully indemnify and hold harmless SB from all liability for any taxes which may be owed in connection therewith or any claims by third parties.

Margin Agreement

Paragraphs 16 through 18 apply only to Margin Accounts

16.   You are hereby authorized, without notice to me, and without regard as to whether or not you have in your possession or under your control at the time thereof other property of the same kind and amount, to pledge, repledge, hypothecate or rehypothecate my property or any part thereof, either separately or together with other property of other clients, either for the amount due you from me or for a greater sum.

17.   Unless I select an interest rate that is fixed for a specific period of time (a ‘Fixed Rate Loan’), I agree to pay ON DEMAND any balance owing with respect to any of my accounts, including interest and commissions and any costs of collection (including attorneys’ fees, if incurred by you). I understand that you may demand full payment of the balance due in my account plus any interest charges accrued thereon, at your sole option, at any time without cause and whether or not such demand is made for your protection. I understand that all loans made are not for any specific term or duration but are due and payable at your discretion upon a demand for payment made to me. I agree that all payments received for my account(s) including interest, dividends, premiums, principal or other payments may be applied by you to any balances due in my account(s). If I maintain both a cash and a margin account with you, you are authorized in your discretion to utilize the equity in either type of account in satisfaction of any maintenance margin requirement without the actual transference of funds or securities between such accounts.

If I select a Fixed Rate Loan, the fixed interest rate will be based on the one-, three-, six -or twelve-month London Interbank Offered Rate (“LIBOR”) selected by me (or other maturity that SB may offer from time to time) plus a mutually agreeable incremental amount added to this rate. The term of the Fixed Rate Loan will correspond to the LIBOR rate selected by me, and the LIBOR rate will remain in effect for such term despite the on-going variable nature of LIBOR. I understand that at the end of such term, I may pay my Fixed Rate Loan in full or renew it for the same or a different LIBOR term based upon the LIBOR rates then in effect on the first business day of the renewal term. I understand that if I do not specifically select either option, I will obtain a loan payable on demand and based upon the Prime Rate, as described in SB literature that has been provided to me. I also understand that if I re-pay my Fixed Rate Loan in whole or in part prior to the expiration of its term, I will be required to pay a “breakage fee,” which will be determined by SB in the manner described in the SB literature that has been provided to me. SB reserves the right to stop making Fixed Rate Loans at any time, but if I have a Fixed Rate Loan in existence on the date SB stops making such loans, my loan will not be affected. I agree that all payments received for my account(s), including interest, dividends, premiums, principal or other payments, may be applied by you to any balances due in my account(s). If I maintain both a cash and a margin account with you, you are authorized in your discretion to utilize the equity in either type of account in satisfaction of any maintenance margin requirement without the actual transference of funds or securities between such accounts.

Whenever you deem it necessary or appropriate for your protection in connection with a DEMAND loan or a Fixed Rate Loan, you are authorized, in your sole discretion, to sell, assign, transfer and deliver all or any part of my property which may be in your possession or control in any manner you deem appropriate, make any necessary purchases to cover short sales and/or any open commodity contract positions and/or to cancel any outstanding orders in order to close out the account. Without limiting the generality of the foregoing, such sale, purchase or cancellation may be made, in your sole discretion, on the exchange or other market where such business is then usually transacted, at public auction or at private sale without advertising the same. All of the above may be done without demand for margin or notice of purchase, sale or cancellation to me. No demand for margin, or notice given to me of intent to purchase or sell property or to cancel orders in my account, shall impose on you any obligation to make such demand or provide such notice to me. Any such notice or demand is hereby expressly waived, and no specific demand or notice shall invalidate this waiver. After deducting all costs and expenses of the purchase and/or sale and deliveries, including, but not limited to, commissions and transfer and stamp taxes, you shall apply the residue of the proceeds to the payment of any and all of my liabilities to you, and I shall remain liable for any deficiency. Upon any such sale, you may purchase the whole or any part thereof free from any right of redemption. In the event of my death or incompetency, the authority given by this Paragraph shall continue effective and shall be binding upon my personal representatives and heirs.

18.   I will at all times maintain such margin for my account maintained by SB, as SB may require from time to time, and any debit balances arising in such account shall be charged interest in accordance with the terms described in the SB literature previously provided to me and any subsequent modifications thereto which will be provided to me. I am aware that interest charges, if not paid, will be added to the debit balance in my account for the next interest period. I am aware and agree that you may impose, for my account(s), margin requirements more stringent than those required by law or exchange regulations. I further understand and agree that such margin requirements may be changed and modified by you from time to time without prior notice to me. I further agree that any waiver by you or failure to promptly enforce, as to my account or that of others, such margin requirements shall not in any way prevent you from subsequently enforcing said margin requirements with regard to my account.